EXHIBIT INDEX

99.1  Press Release dated November 9, 1999



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Exhibit 99.1


                              ULTIMATE ELECTRONICS
                  REPORTS EXERCISE OF OVER-ALLOTMENT OPTION

DENVER, November 9, 1999 -- Ultimate Electronics, Inc. (NASDAQ:ULTE) today announced that the underwriters of the Company's recent public offering of 2,250,000 shares of its common stock have exercised their over-allotment option to purchase from the Company 337,500 additional shares at the offering price of $16.50. The Company realized net proceeds of $5,255,550 from the over-allotment exercise.

The offering was underwritten by Banc of America Securities LLC and US Bancorp Piper Jaffray.

Ultimate Electronics is a leading specialty retailer of consumer electronics and home entertainment products in the Rocky Mountain, Midwest and Southwest regions of the United States. The Company operates 30 stores, including ten stores in Colorado under the trade name SoundTrack, nine stores in Minnesota and South Dakota under the trade name Audio King and eleven stores in Idaho, Iowa, New Mexico, Nevada, Oklahoma and Utah under the trade name Ultimate Electronics.

Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company's Web site at www.ultimateelectronics.com or accessed via PR Newswire's Web site at www.prnewswire.com.

Contact: Alan E. Kessock, Chief Financial Officer, Ultimate Electronics, Inc., 303-412-2500 or e-mail alank@ulte.com.